       Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934



Check the appropriate box:


[ ]    Preliminary Information Statement
[_]    Confidential, for use of the Commission Only (as permitted by Rule 14c-
       5(d)(2)
[X]    Definitive Information Statement


                          DIGITAL VIDEO SYSTEMS, INC.
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               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):


[X]    No fee required.

[_]    Fee computed on table below per Exchange Act Rules 14c-5(g) and o-11.

       1)   Title of each class of securities to which transaction applies:


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       2)   Aggregate number of securities to which transaction applies:


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       3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)


            --------------------------------------------------------------------

       4)   Proposed maximum aggregate value of transaction:


            --------------------------------------------------------------------

       5)   Total fee paid:


            --------------------------------------------------------------------

[_]    Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:
                                   ---------------------------------------------

       2)   Form, Schedule or Registration Statement No.:
                                                         -----------------------

       3)   Filing Party:
                         -------------------------------------------------------

       4)   Date Filed:
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

                          DIGITAL VIDEO SYSTEMS, INC.
                               280 HOPE STREET
                         MOUNTAIN VIEW, CALIFORNIA 94041

                            INFORMATION STATEMENT
                            DATED MARCH 25, 1999


   REGARDING THE ISSUANCE OF COMMON STOCK AND SERIES C PREFERRED STOCK IN
       CONNECTION WITH THAT CERTAIN INVESTMENT AGREEMENT ENTERED INTO
                      WITH OREGON POWER LENDING INSTITUTION
       AND ALSO CONSTITUTING NOTICE OF ACTION TAKEN WITHOUT A MEETING

This Information Statement and Notice of Action Taken Without a
Meeting (collectively, the "Information Statement") is furnished to the stockholders of Digital Video Systems, Inc., a Delaware corporation (the "Company"), to provide information with respect to an action taken by written consent (the "Written Consent") of holders of a majority of the outstanding shares of the Company's common stock, par value $0.0001 per share ("Common Stock"), that were entitled to vote on such action. This Information Statement also constitutes notice of action taken without a meeting as required by Section 228(d) of the Delaware General Corporation Law ("DGCL").

The Written Consent approved (i) the transactions contemplated by that certain Letter Agreement (the "Investment Agreement"), dated as of October 15, 1998, between the Company and Oregon Power Lending Institution ("OPLI"), including the issuance by the Company of (A) up to $10,000,000 face value of Series C Convertible Preferred Stock (the "Preferred Stock"), (B) options (the "Options") to purchase up to 3,000,000 shares of the Company's Common Stock and (C) shares of Common Stock upon the conversion of the Preferred Stock and the exercise of the Options, and (ii) the convertibility of one or more demand promissory notes issued or to be issued in lieu of a portion of the Preferred Stock to be issued under the Investment Agreement and the issuance of Common Stock upon conversion thereof (collectively, clauses (i) and (ii), the "Transactions").

                       _______________________________

   WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A
                                 PROXY.
                       _______________________________

The Transactions were unanimously approved by the Company's Board of Directors on October 14, 1998 and ratified on March 23, 1999. Although approval of the Transactions by the Company's shareholders is not required under governing Delaware law, such approval is required under the Nasdaq Rules applicable to companies listed on the Nasdaq National Market.

Under the Nasdaq Rules, the Company is required to obtain the approval of its shareholders before the issuance of Common Stock (or securities convertible into Common Stock) constituting or having voting power equal to or greater than 20% of the outstanding Common Stock, at a price per share below the greater of the market or book value of such stock. In connection with the Transactions, shares of Common Stock may be issued at a price per share below the greater of the market or book value of such Common Stock and the amount and voting power of such shares may exceed 20% of the outstanding Common Stock. Accordingly, under the Nasdaq Rules, the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is required to approve the Transactions. On March 23, 1999, the holders of a majority of the outstanding shares of the Company's Common Stock executed the Written Consent. As a result, the Transactions were approved and no further votes will be needed.

The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on March 23, 1999. On that date, the Company had outstanding and entitled to vote 25,207,000 shares of Common Stock.

Under applicable federal securities laws, the Transactions cannot be effected until at least 20 calendar days after this Information Statement is sent or given to the stockholders of the Company. This Information Statement is being mailed to stockholders on or about April 5, 1999.

Private Placement

On November 3, 1998, the Company and OPLI entered into the
Investment Agreement, effective as of October 15, 1998, pursuant to which the Company agreed to consummate a private placement (the "Private Placement") the basic terms of which are as follows: (i) at a closing consummated prior to the date hereof (the "First Closing"), the Company issued to OPLI Preferred Stock with a face value of $2,000,000 and Options to purchase 2,000,000 shares of Common Stock at an exercise price of $0.75 per share, in exchange for the payment by OPLI of a purchase price of $2,000,000, (ii) at a closing to be consummated in November 1998 (the "Second Closing"), OPLI agreed to purchase and the Company agreed to issue shares of Preferred Stock of the Company with a minimum face value of $1,000,000 and a maximum face value of $2,000,000 (at OPLI's option) and additional options to purchase 1,000,000 shares of Common Stock at an exercise price of $0.75 per share, in exchange for the payment by OPLI of a purchase price equal to the face value of the Preferred Stock purchased, (iii) OPLI has the option to acquire, during the month of December 1998 (the "Third Closing"), up to $2,000,000 face value of Preferred Stock and (iv) OPLI has the option to acquire, on or before April 30, 1999 (the "Subsequent Closings") up to $4,000,000 face value of Preferred Stock in two $2,000,000 tranches, in exchange for the payment of a purchase price equal to the face value of the Preferred Stock, which purchase price will be paid 50% in cash and 50% in letters of credit issued to suppliers of the Company. The Second, Third and Subsequent Closings were contingent upon shareholder approval which has been obtained by the Company through the Written Consent. In addition, the Options issued in the First Closing were to be exercisable only if the Transactions were also approved by the shareholders. Because the Second and Third Closings were scheduled to take place in November and December, respectively, and because shareholder approval through the Written Consent was not obtained until March 23, 1999, the Company issued demand promissory notes to OPLI (the "Demand Notes") in the aggregate principal amount of $4,475,326 in lieu of the $2,000,000 of Preferred Stock that OPLI was entitled to buy in the Second Closing, the $2,000,000 of the Preferred Stock which OPLI was entitled to buy in the Third Closing and $475,326 of the Preferred Stock which OPLI was entitled to buy in the Subsequent Tranches. In addition, effective as of October 15, 1998, the Company entered into an amendment to the Investment Agreement extending the time periods during which OPLI has the right to make its investments in the Company. The Investment Agreement, as amended, provides that OPLI may purchase (i) the securities it was entitled to purchase at the Second Closing at any time during the 30-day period following shareholder approval of the Transactions, (ii) the securities it is entitled to purchase at the Third Closing at any time during the 60-day period following shareholder approval of the Transactions and
(iii) the securities it is entitled to purchase at the Subsequent Closings at any time during the 180-day period following shareholder approval of the Transactions.

Each share of Preferred Stock may be converted into a number of shares of Common Stock equal to the face value of the shares of Preferred Stock ($1,000) divided by $0.47, subject to adjustment. The market price of the Common Stock between October 5, 1998 and November 4, 1998 ranged from a low of $0.50 to a high of $0.875.

Each Demand Note became convertible into Preferred Stock with a face value equal to the principal amount of the Demand Note, plus accrued and unpaid interest, upon receipt of shareholder approval of the Transactions as evidenced by the Written Consent. The Demand Notes earn interest at a rate of 10% per annum. On March 23, 1999, the Company and OPLI entered into a Conversion Agreement whereby OPLI agreed irrevocably and without exception to exercise its right to convert the Demand Notes to Preferred Stock on the first day any action with respect to the Transactions approved by the Written Consent may be taken in accordance with applicable federal securities laws, currently expected to be April 26, 1999. The issuance of the securities to OPLI is being conducted as a private offering pursuant to Section 4(2) of the Securities Act of 1933, as amended.

The Company sold securities in the Private Placement in order to obtain funds to meet its cash flow requirements, to fund inventory purchases and to meet short-term purchase and other obligations.


Investment Agreement

Pursuant to the terms of the Investment Agreement: (i) at the First Closing, the Company issued Preferred Stock with a face value of $2,000,000 and Options to purchase 2,000,000 shares of Common Stock at an exercise price of $0.75 per share, in exchange for the payment by OPLI of a purchase price of $2,000,000, (ii) the Company agreed to issue, at the Second Closing, shares of Preferred Stock of the Company with a minimum face value of $1,000,000 and a maximum face value of $2,000,000 (at OPLI's option) and additional options to purchase 1,000,000 shares of Common Stock at an exercise price of $0.75 per share, in exchange for the payment by OPLI of a purchase price equal to the face value of the Preferred Stock purchased, (iii) the Company agreed to issue (at OPLI's option), at the Third Closing, up to $2,000,000 face value of Preferred Stock and (iv) the Company agreed to issue (at OPLI's option), at the Subsequent Closings, up to $4,000,000 face value of Preferred Stock in two $2,000,000 tranches. All purchases of Preferred Stock are to be made for cash, other than at the Subsequent Closings, where the purchase price will be paid 50% in cash and 50% in letters of credit issued to suppliers of the Company. Because the Second and Third Closings were scheduled to take place in November and December, respectively, and because shareholder approval through the Written Consent was not obtained until March 23, 1999, the Company issued the Demand Notes to OPLI, in the aggregate principal amount of $4,475,326, in lieu of the $2,000,000 of Preferred Stock that OPLI was entitled to buy in the Second Closing, the $2,000,000 of the Preferred Stock OPLI was entitled to buy in the Third Closing and $475,326 of the Preferred Stock which OPLI was entitled to buy in the Subsequent Tranches. In addition, effective as of October 15, 1998, the Company entered into an amendment to the Investment Agreement extending the time periods during which OPLI has the right to make its investments in the Company. The Investment Agreement as amended, provides that OPLI may purchase (i) the securities it was entitled to purchase at the Second Closing at any time during the 30-day period following shareholder approval of the Transactions, (ii) the securities it is entitled to purchase at the Third Closing at any time during the 60-day period following shareholder approval of the Transactions and
(iii) the securities it is entitled to purchase at the Subsequent Closings at any time during the 180-day period following shareholder approval of the Transactions.

In connection with the sale and issuance of the Company's securities pursuant to the Investment Agreement, the Company agreed to file with the Securities and Exchange Commission (the "SEC") a registration statement to permit the public sale of shares of Common Stock issuable upon the conversion of the Preferred Stock and the exercise of the Options within 60 days following the date of the first conversion of the Preferred Stock. The Company currently intends to also include any shares of Common Stock issuable upon the conversion of the Demand Notes in such registration.

Also pursuant to the Investment Agreement, the Company has granted
OPLI a right of first refusal to participate in future financings. The right of first refusal will become exercisable at such time, within eighteen months of the First Closing, that OPLI has converted at least 50% of all of the Preferred Stock issued in the First, Second, and Third Closings and upon the conversion of the Demand Notes (once they become convertible). If at least 50% of the Preferred Stock issued in the First, Second and Third Closings is not converted within eighteen months of the First Closing, the right of first refusal will never become effective. The right of first refusal provides that OPLI shall have the right to purchase any securities offered to be purchased by a third party investor on the same terms as offered by the third party investor.
The Company also agreed in the Investment Agreement to use its best efforts to modify its current capital structure by eliminating, to the extent reasonably possible, its outstanding Class A Warrants and Class B Warrants. The Company has the option of determining how to attempt to eliminate the Warrants and currently intends to do so by offering the holders of such warrants the opportunity to exchange them for shares of Common Stock in a registered public offering.

The Second, Third and Subsequent Closings were all contingent upon the approval of the shareholders of the Company which has been obtained through the Written Consent. Where Demand Notes were issued in lieu of Preferred Stock, the convertibility of such Demand Notes was also contingent upon shareholder approval. The exercisability of the Option issued in the First Closing was also contingent upon such approval. The Demand Notes were issued in lieu of the $2,000,000 face value of Preferred Stock that OPLI was entitled to buy in the Second Closing, the $2,000,000 face value of Preferred Stock that OPLI was entitled to buy in the Third Closing and $475,326 of the face value of Preferred Stock which OPLI was entitled to buy in the Subsequent Closings, such that OPLI now has the option, but not the obligation, to buy up to $3,524,674 face value of Preferred Stock in the Subsequent Closings. The purchase by OPLI of the final $3,524,674 face value of Preferred Stock it is entitled to purchase in the Subsequent Closings will only take place if OPLI chooses to exercise its options to purchase additional shares of Preferred Stock pursuant to the Investment Agreement and there can be no assurances that OPLI will exercise its option to purchase additional Preferred Stock in the Subsequent Closings.


Options

Pursuant to the terms of the Investment Agreement, the Company issued to OPLI at the First Closing, Options to purchase 2,000,000 shares of Common Stock at an exercise price of $0.75 per share and the Company agreed to issue to OPLI at the Second Closing, Options to purchase 1,000,000 shares of Common Stock at an exercise price of $0.75 per share. The Options may be exercised at any time during the 24-month period following the date of grant. The Options are transferable subject to compliance with applicable securities laws. The terms of the Options provide that, no holder thereof may receive shares of Common Stock upon the exercise of the Options, unless shareholder approval of the Transactions has been obtained. In addition, the Options to be issued at the Second Closing will not be issued until such shareholder approval has been obtained. The requisite shareholder approval was obtained upon the execution of the Written Consent on March 23, 1999.


Registration Rights

Pursuant to the terms of the Investment Agreement, the Company agreed to file with the SEC a registration statement covering the shares of Common Stock issuable upon the conversion of the Preferred Stock and upon the exercise of the Options (collectively, the "Registrable Securities") within 60 days following the first conversion of the Preferred Stock into Common Stock. The Company currently intends to also include any shares of Common Stock issuable upon the conversion of the Preferred Stock issuable upon conversion of the Demand Notes in such registration.


Preferred Stock

Pursuant to the terms of the Investment Agreement, as amended, the Company has already issued to OPLI $2,000,000 face value of Preferred Stock. In addition, since the Company has issued OPLI the Demand Notes (aggregating $4,475,326) in lieu of the $2,000,000 of Preferred Stock it was entitled to purchase in the Second Closing, the $2,000,000 of the Preferred Stock it was entitled to purchase in the Third Closing and $475,326 of the Preferred Stock which OPLI was entitled to buy in the Subsequent Closings, OPLI now has the option, but not the obligation, to buy up to $3,524,674 face value of Preferred Stock in the Subsequent Closings. The 1,000,000 Options which the Investment Agreement provides will be issued to OPLI at the Second Closing, will be issued promptly after the first day any action with respect to the Transactions approved by the Written Consent may be taken in accordance with applicable federal securities laws, currently expected to be April 26, 1999. In the Subsequent Closings and at OPLI's option, the Company will issue to OPLI shares of Preferred Stock with a face value up to $3,524,674, in two tranches: (i) the first tranche up to $1,524,674 and (ii) the second tranche up to $2,000,000. The time period during which OPLI can make additional investments as part of the Second, Third and Subsequent Closings was extended pursuant to the First Amendment to the Investment Agreement. All purchases of Preferred Stock will be made at a purchase price equal to the face value thereof. Pursuant to the Investment Agreement, all purchases of Preferred Stock are to be made for cash, other than at the Subsequent Closings, where the purchase price will be paid 50% in cash and 50% in letters of credit issued to suppliers of the Company.

Face Value, Dividends and Premium. The face value ("Face Value") of the Preferred Stock is $1,000 per share. The Preferred Stock does not bear dividends, but is entitled to share in any dividends paid to the holders of Common Stock, pro rata, based on the number of shares of Common Stock into which a share of Preferred Stock is convertible immediately prior to the declaration of such dividend.

Redemption by the Company. The Company has no right to redeem the Preferred Stock without the consent of the holders of the Preferred Stock. The Certificate states that the Company and the holders of the Preferred Stock may mutually agree in writing that the outstanding Preferred Stock will be redeemed on October 31, 2001, for 125% of its original Face Value. The Certificate does not preclude redemption before or after such date or at any other price, nor does it give the Company or the holders of the Preferred Stock the right to cause a redemption at any time without the other's consent.

Optional Conversion. Shares of Preferred Stock may be converted into shares of Common Stock at any time on or prior to October 31, 2001, at the option of the holders thereof. Each share of Preferred Stock may be converted into a number of shares of Common Stock equal to the face value of the share of Preferred Stock ($1,000 for all the shares of Preferred Stock issued in the First Closing) divided by the Conversion Price. The Conversion Price is $0.47 and is subject to adjustment upon the occurrence of certain events including stock splits, reverse stock splits, reclassifications and dividends on the Common Stock consisting of Common Stock or the right to receive Common Stock.

Mandatory Conversion. Outstanding shares of Preferred Stock will automatically be converted into shares of Common Stock at the then-effective Conversion Price upon the vote of holders of at least two-thirds (2/3) of the outstanding Preferred Stock.

Reservation of Shares of Common Stock.  The terms of the Preferred
Stock require the Company to reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of Common Stock as from time to time shall be sufficient to effect the conversion of all then outstanding Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock is not sufficient, the Company is obligated to take such action, including the solicitation of shareholder approval, as may be required to increase the number of such shares so that it shall be sufficient to effect the conversion of all then outstanding Preferred Stock.

Rank and Liquidation Preference. The Preferred Stock ranks prior to the Common Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company. Upon the occurrence of any such event, the holders of the Preferred Stock will receive a liquidation preference with respect to each share of Preferred Stock equal to the Face Value thereof ($1,000) and such liquidation preference will be paid by the Company prior to making distributions to any holders of capital stock of the Company other than the holders of Preferred Stock. Any assets and funds of the Company remaining available for distribution following the payment of such liquidation preference will be distributed to the holders of the Common Stock in proportion to the number of shares of Common Stock held by each.

Voting Rights. Each holder of shares of Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Notwithstanding the foregoing, until the earlier of (i) such date when less than 2,000 shares of Preferred Stock remain issued and outstanding or (ii) October 31, 2001, the holders of the Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors, and all remaining directors shall be elected by the holders of Common Stock voting together as a single class. In the case of any vacancy in the office of a director occurring among the directors elected by a specified group of stockholders, the remaining director or directors so elected by such stockholders may, by affirmative vote of a majority thereof, elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director elected by the holders of the Preferred Stock or Common Stock may be removed only by the affirmative vote of the holders of a majority of the Preferred Stock or Common Stock, as the case may be.


Demand Notes

The Demand Notes were issued to OPLI in lieu of $4,475,326 face value of Preferred Stock which OPLI could otherwise have purchased. The Demand Notes were issued rather than Preferred Stock due to the fact that the issuance of the Preferred Stock would have required shareholder approval, which was not attainable within the required time frame. The Demand Notes have an aggregate principal amount of $4,475,326, bear interest at a rate of 10% per annum and are payable in full upon demand. Upon receipt of shareholder approval through the Written Consent, the Demand Notes became convertible into a face value of Preferred Stock equal to the aggregate principal amount thereof plus any accrued but unpaid interest. On March 23, 1999, the Company and OPLI entered into a Conversion Agreement whereby OPLI agreed irrevocably and without exception to exercise its right to convert the Demand Notes to Preferred Stock on the first day any action with respect to the Transactions approved by the Written Consent may be taken in accordance with applicable federal securities laws, currently expected to be April 26, 1999.

Use of Proceeds

The proceeds from the sale of the Preferred Stock and the Demand
Notes, have been used by the Company to satisfy its working capital requirements and to support letters of credit for the benefit of suppliers.


Nasdaq Listing Obligation; Change Of Control

The Company's listing agreement regarding the trading of the Common
Stock on the Nasdaq National Market requires the Company to comply with certain "non-quantitative designation criteria." These criteria include the requirement that, with certain exceptions, issuers whose securities are listed on the Nasdaq National Market obtain shareholder approval before the issuance of Common Stock (or securities convertible into Common Stock) having voting power equal to or greater than 20% or more of the outstanding Common Stock at a price per share below the greater of market or book value of such stock. Shareholder approval is also required for transactions which result in a "change in control." Although the Company does not believe that the securities issuances by the Company in the First Closing constitute a "change in control" under the Nasdaq Rules, depending upon the amount ultimately invested by OPLI under the Investment Agreement and the amount of the Options OPLI ultimately exercises, OPLI could acquire sufficient equity in the Company to constitute a "change in control." In the event a change in control occurs as a result of the transactions contemplated by the Investment Agreement, the Written Consent would also be effective to satisfy the shareholder vote required therefor.

To assure continued compliance with the listing rules of the Nasdaq National Market, the terms of the Investment Agreement provide that the Second, Third and Subsequent Closings could only take place if the approval received through the Written Consent was obtained and that the Option issued in the First Closing would only be exercisable if such approval was obtained and the terms of the Demand Notes provide that they would only become convertible if the approval sought hereby was obtained.

The approval of the Transactions by the Company's shareholders obtained through the Written Consent resulted in the approval of the issuance by the Company of shares of Preferred Stock, Options and shares of Common Stock upon the conversion of the Preferred Stock and Demand Notes and exercise of the Options as described in this Information Statement and freed the Company from the 20% limit under the Nasdaq Rules with respect to the Transactions which are described herein. No further shareholder vote or approval related to the Transactions as contemplated by the Investment Agreement will be sought or required.


Possible Disadvantages In Connection With The Transactions

Potential for Dilution of Common Shareholders. The number of shares of Common Stock that may be issued upon the conversion of the Preferred Stock and the Demand Notes, and any additional demand notes issued in favor of OPLI with substantially similar terms in connection with the Third Closing, and the exercise of the Options, assuming OPLI were to invest the maximum amount permissible under the Investment Agreement, would be approximately 24,176,596. To the extent the Conversion Price of the Preferred Stock or the exercise price of the Options is less than the net tangible book value of the outstanding shares of Common Stock, the holders of such shares will suffer dilution to their net tangible book value per share upon the conversion of the Preferred Stock or the exercise of the Options. In addition, to the extent that the Conversion Price of the Preferred Stock or the Demand Notes, and any additional demand notes issued in favor of OPLI with substantially similar terms in connection with the Third Closing or any Subsequent Closing, or the exercise price of the Options is lower than the market price of the outstanding Common Stock, such market price may be adversely affected upon conversion of any of the foregoing.
Potential for Increased Number of Shares Available for Sale. The consummation of the Transactions could result in a greater number of shares of Common Stock becoming eligible for sale into the public market. The Company is required to file a registration statement within 60 days after the first conversion of the Preferred Stock into Common Stock, which will allow the public sale of all of the shares of Common Stock issuable upon the conversion of the Preferred Stock and the exercise of the Options. The Company currently intends to also include any shares of Common Stock issuable upon conversion of the Demand Notes in such registration, which would allow for the public sale of such shares. Such sales, or the possibility of such sales, could depress the market price of the Common Stock.

Potential Effects on the Company's Ability to Obtain Future Equity Capital. The consummation of the Transactions may impede the Company's ability to obtain additional equity capital in the future because of the factors noted above under "Nasdaq Listing Obligation; Change Of Control" and "Possible Disadvantages In Connection With The Transactions - Potential for Increased Dilution of Common Shareholders and - Potential for Increased Number of Shares Available for Sale."
Potential for a Change of Control. The consummation of the Transactions could result in the issuance of a large number of shares of Common Stock, thereby possibly resulting in a change of control of the Company if the holders converting the Preferred Stock and Demand Notes and exercising the Options were to retain such shares of Common Stock rather than sell them.

Potential for Discouraging Certain Changes of Control. The potential for the issuance of a large number of shares of Common Stock following the shareholder approval obtained through the Written Consent might tend to have the effect of delaying, deferring or preventing a change in control of the Company or discouraging tender offers for the Company.

The Board of Directors considered the disadvantages discussed above and concluded that they are outweighed by the advantages available to the Company by raising the proceeds from the Private Placement which could be as much as $10,000,000 from the sale of the Preferred Stock and $2,250,000 from the exercise if the Options. The Board of Directors considered the financing alternatives available to the Company and determined that the terms of the Private Placement were the most favorable available to the Company within the requisite time period. The proceeds were needed to fund the Company's immediate needs: cash flow requirements, inventory purchases, capital expenditures and other obligations. In addition, the Board of Directors believed that the reputation and financial resources of OPLI made the Private Placement an attractive financing vehicle.

Consequences If Shareholder Approval Had Not Been Obtained

If shareholder approval had not been obtained, (i) the terms of the Investment Agreement and the Nasdaq Rules would have prohibited the Company from issuing 20% or more of the outstanding shares of Common Stock, (ii) the Second, Third and Subsequent Closings would not take place and shares of Preferred Stock and Options would not be issued to OPLI at such Closings and the Company would not receive the up to $8,000,000 of purchase price (including conversion of the Demand Notes) for such securities, and (iii) the Demand Notes would not become convertible and, if the Company were required to repay the Demand Notes, it would likely not have the financial resources to do so.

Dilution

The net tangible book value of the Company as of September 30, 1998 was $6,350,000 or $0.25 per share. "Net tangible book value per share" represents the amount of total tangible assets of the Company less total liabilities of the Company, divided by the number of shares of Common Stock outstanding. After giving effect to the issuance of the 2,000 shares of Preferred Stock issued to OPLI, the net tangible book value of the Company as of September 30, 1998 would have been $8,350,000 or $0.28 per share (assuming conversion of the Preferred Stock to Common Stock). After giving effect to the issuance of $4,475,326 in Demand Notes to OPLI alone and assuming conversion of all such Demand Notes to Common Stock, the net tangible book value of the Company as of September 30, 1998 would have been $10,825,326 or $0.31 per share. After giving effect to (i) the issuance of the 2,000 shares of Preferred Stock issued to OPLI (and assuming conversion thereof to Common Stock) and (ii) the issuance of $4,475,326 in Demand Notes to OPLI and assuming conversion of all such Demand Notes to Common Stock, the net tangible book value of the Company as of September 30, 1998 would have been $12,825,326 or $0.33 per share. The changes in net tangible book value per share and the dilution per share to OPLI in each case is illustrated in the table below:


                                                                                   Preferred
                                                                                   Stock
                                                                  Issuance          and
                                                 Preferred        of Demand        Demand
                                                 Stock(1)         Notes(2)         Notes(1)(2)
                                                 ---------------- ---------------- -----------------

Price per share to OPLI.....................               $0.47            $0.47             $0.47

Net tangible book value before investments..     $0.25            $0.25            $0.25

Increase attributable to OPLI...............     $0.03            $0.06            $0.08

Pro Forma Net tangible book value
  after investments.........................               $0.28            $0.31             $0.33

Dilution to OPLI............................               $0.19            $0.16             $0.14



(1) As adjusted to reflect the issuance of 2,000 shares of Preferred Stock and assuming the conversion of such Preferred Stock into Common Stock.
(2) As adjusted to reflect the issuance of $4,475,326 in aggregate principal amount of Demand Notes and assuming the conversion of the principal amount of such Demand Notes into shares of Common Stock.

The following table shows the effect on the net tangible book value per share of the Company and the dilution per share to OPLI at September 30, 1998, assuming (i) OPLI purchases the maximum amount of Preferred Stock (or purchases convertible demand notes in lieu of such Preferred Stock) issuable under the Investment Agreement, (ii) OPLI converts all such Preferred Stock and Demand Notes to Common Stock and (iii) OPLI exercises all options issued or issuable to it under the Investment Agreement. If OPLI does all of the foregoing, the net tangible book value of the Company would be $18,600,000, there would be 49,393,483 shares of Common Stock outstanding and the net tangible book value per share would be $0.38.



Average price per share to OPLI(1)...................                       $0.50

Net tangible book value before investments.............    $0.25

Increase attributable to OPLI..........................    $0.13

Pro Forma Net tangible book value after investments.......                  $0.38

Dilution to OPLI.......................................                     $0.12



(1) Average is determined assuming the purchase by OPLI of $10,000,000 worth of Common Stock at $0.47 per share (21,176,596 shares) and the purchase by OPLI, pursuant to options, of an additional $2,250,000 worth of Common Stock at $0.75 per share (3,000,000 shares).


Interests Of Certain Persons

None of OPLI or its affiliates was an executive officer or director of the Company or, to the Company's knowledge, an affiliate or associate of any such officer or director prior to the authorization by the Board of Directors of the Company of the Private Placement. The holders of the Series C Preferred Stock have the right to appoint and have appointed two members to serve on the Board of Directors. To the Company's knowledge, none of OPLI or its affiliates beneficially owned 5% or more of the Common Stock prior to the date of the Private Placement. As of the date of this Information Statement, OPLI and its affiliates own $2,000,000 face value of Preferred Stock convertible into 4,255,319 shares of Common Stock, constituting 16.8% of the Common Stock outstanding immediately prior to such issuance. OPLI also owns an Option exercisable into 2,000,000 shares of the Common Stock and Demand Notes convertible into a face value of Preferred Stock equal to the aggregate principal amount thereof (aggregating $4,475,326) plus any accrued but unpaid interest, but such Option is not exercisable, and such Demand Notes are not convertible until the first day any action with respect to the Transactions approved by the Written Consent may be taken in accordance with applicable federal securities laws, currently expected to be April 26, 1999.


No Appraisal Or Dissenters' Rights; No Preemptive Rights

Under applicable Delaware law, shareholders are not entitled to any statutory dissenters' rights or appraisal of their shares of Common Stock in connection with the Private Placement. Existing shareholders have no preemptive rights in respect of any of the securities to be issued in the Private Placement.